EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Medis Technologies Ltd. for the registration of $55,000,000 of its common stock, preferred stock, debt securities and warrants and to the use of our report dated March 17, 2008 (except Note A, as to which the date is November 19, 2008), with respect to the consolidated financial statements included therein and to the incorporation by reference therein of our report dated March 17, 2008 with respect to the effectiveness of internal control over financial reporting of Medis Technologies Ltd. included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer
Tel Aviv, Israel	KOST FORER GABBAY& KASIERER
November 19, 2008	A MEMBER OF ERNST & YOUNG GLOBAL